ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                  VICUNA, INC.

         Pursuant to the applicable provisions of the Nevada Business Corporation Act, Vicuna, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

FIRST:            The present name of the Corporation is Vicuna, Inc.

SECOND:           The following amendment to its Articles of Incorporation were adopted by majority vote of stockholders of the Corporation in the manner prescribed by applicable law.

         1. The Article entitled ARTICLE I, is amended to read as follows:

                                    ARTICLE I

         The name of this corporation is SEAIR GROUP, INC.

THIRD:            The number of shares of the Corporation outstanding and
entitled to vote at the time of the adoption of said amendment was 8,125,000.

FOURTH:           The number of shares voted for such amendment by consent of a majority of the stockholders was 5,825,000 shares ( 71.7% ) and no shares were voted against such amendment.

DATED this  22  day of May, 1998.                  VICUNA, INC.
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                                          By:  /s/ Steven Kerr
                                              ---------------------------------
                                               Steven Kerr, President/Secretary